SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 4)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)


                   Kansas                       48-0457967
         (State of incorporation or          (I.R.S. Employer
                organization)              Identification No.)

               P.O. Box 11315
               Kansas City, MO                    64112
            (Address of principal               (zip code)
              executive office)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class to             Name of Each Exchange on Which
     be Registered                      Each Class is to be Registered

     FON Group Rights                   New York Stock Exchange

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box __X__

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box ____

Securities  Act  registration  statement file number to which this form relates:
_____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                              None
                        (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

     On June 29, 1998, the Board of Directors of Sprint Corporation approved an amendment to Sprint's Rights Agreement that became effective on November 23, 1998 in connection with the reclassification of Sprint's common stock into FON Common Stock and PCS Common Stock. Pursuant to the amended Rights Agreement, currently one-half of a FON Group Right is attached to each share of FON Common Stock.

     Sprint also issues one-half of a FON Group Right in connection with the issuance of each share of Series 1 FON Common Stock. If Sprint were to issue shares of Series 2 FON Common Stock, it would also issue one-half of a FON Group Right with each share. In addition, one-half of a PCS Group Right is attached to each outstanding share of PCS Common Stock.

     The number of FON Group Rights, or fraction of a Right, attached to each share of FON Common Stock is subject to adjustment if there is a stock dividend on the FON Common Stock paid in shares of FON Common Stock or a subdivision or combination of the shares of FON Common Stock.

     The FON Group Rights trade with the FON Common Stock. The Rights detach from the FON Common Stock and become exercisable only if, in a transaction not approved by the Sprint Board, a person or entity

     o becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, or

     o announces a tender offer that, if consummated, would result in beneficial ownership by a person or group of voting securities representing 15% or more of the voting power of Sprint.

     If the Rights detach and become exercisable as a result of the commencement of a tender offer, each whole FON Group Right entitles its holder to purchase one one-thousandth of a share of Preferred Stock-Sixth Series for an exercise price of $275 unless the Rights are redeemed by Sprint. This exercise price and the number of shares, or fraction of a share, of Preferred Stock-Sixth Series that can be purchased are both subject to adjustment to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock-Sixth Series or if Sprint distributes certain rights, options, warrants, evidences of indebtedness or assets to the holders of the Preferred Stock-Sixth Series.

     After a person or group (referred to as an Acquiring Person) becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, unless the securities were acquired pursuant to a Qualifying Offer, each FON Group Right entitles its holder to purchase, for the Right's exercise price, a number of shares of FON Common Stock having a value equal to two times the then current exercise price of the Right. All Rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person or certain related parties will be null and void. A "Qualifying Offer" is an offer for outstanding shares of common

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

stock which a majority of the directors who are not also officers of Sprint and who are not representatives, nominees, affiliates or associates of an Acquiring Person determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of Sprint and its stockholders.

     If Sprint is involved in a merger or other business combination transaction after the Rights become exercisable, each FON Group Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price of the Right. Similarly, if Sprint sells or transfers 50% or more of its assets or earning power after the Rights become exercisable, each FON Group Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring company's shares of common stock having a market value equal to twice the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and before the acquisition by such person or group of 50% or more of the voting power of Sprint, the Sprint Board may exchange FON Common Stock for all or any part of the FON Group Rights, other than any FON Group Rights that have become null and void. The exchange rate is two shares of FON Common Stock for each Right. This exchange rate is subject to adjustment to reflect any stock split, stock dividend or similar transaction involving the FON Common Stock.

     Sprint is entitled to redeem the FON Group Rights at $.01 per Right at any time until ten business days following a public announcement that a person or group of persons has become the beneficial owner of voting securities representing 15% or more of the voting power of Sprint or, in the case of Deutsche Telekom AG and France Telecom S.A., that they have acquired in excess of the shares permitted to be acquired under the Standstill Agreement which they have entered into with Sprint. The redemption price is subject to appropriate adjustment if there is a stock split, stock dividend or similar transaction. The terms of the Rights expire on June 25, 2007, unless Sprint redeems the Rights before then or unless the Sprint Board extends the Rights by amending the Rights Agreement.

     Each share of Preferred Stock-Sixth Series will be entitled to a minimum preferential quarterly dividend payment of the greater of

     o    $100 per share or

     o 2,000 times the aggregate per share amount of all dividends, other than a dividend payable in FON Common Stock, declared per share of FON Common Stock.

     In the event of the liquidation of Sprint, the holders of shares of Preferred Stock-Sixth Series will be entitled to the greater of

     o a minimum preferential liquidation payment of $1,000 per share, plus accrued dividends, or

     o 2,000 times the aggregate amount to be distributed per share of FON Common Stock.

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


     Each share of Preferred Stock-Sixth Series will have 2,000 times the highest number of votes of any share of the FON Common Stock, voting together with, and on the same matters as, the Series 1 FON Common Stock. Finally, in the event of any merger, consolidation or other transaction involving Sprint in which shares of FON Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of Preferred Stock-Sixth Series will be entitled to receive 2,000 times the amount received per share of FON Common Stock. The dividend, liquidation, voting and other rights of the Preferred Stock - Sixth Series are subject to adjustment if there is a dividend on the FON Common Stock paid in shares of FON Common Stock or a subdivision or combination of the shares of FON Common Stock.

     On March 12, 2003, the Sprint Board approved an amendment to the Rights Agreement adding a provision requiring the Nominating and Corporate Governance Committee of the Sprint Board to review the Rights Agreement at least every three years in order to consider whether maintenance of the Rights Agreement continues to be in the best interests of Sprint and its stockholders.

Item 2.        Exhibits.

4.1 Amended and Restated Rights Agreement between the Registrant and UMB Bank, n.a., as Rights Agent (filed as Exhibit 4.1 to the Registrant's Amendment No. 1 to the Registration Statement on Form 8-A for the registration of PCS Group Rights, filed November 25, 1998, and incorporated herein by reference), which includes as Exhibit B-1, the Form of FON Group Rights Certificate; as Exhibit B-2, the form of PCS Group Rights Certificate; as Exhibit B-3, the Form of Old Class A Rights Certificate; and as Exhibit B-4, the Form of Series DT Rights Certificate.

4.2 Amendment dated March 28, 2003, to Amended and Restated Rights Agreement between the Registrant and UMB Bank, n.a., as Rights Agent (filed as Exhibit 4.2 to the Registrant's Amendment No. 3 to the Registration Statement on Form 8-A for the registration of PCS Group Rights, filed April 2, 2003 and incorporated herein by reference.

4.3 Certificate of Designation, Preferences and Rights of Preferred Stock-Sixth Series (filed as Exhibit 4.3 to the Registrant's Amendment No. 3 to the Registration Statement on Form 8-A for the registration of PCS Group Rights, filed April 2, 2003 and incorporated herein by reference).

4.4 Certificate of Designation, Preferences and Rights of Preferred Stock-Eighth Series (filed as Exhibit 4.4 to the Registrant's Amendment No. 3 to the Registration Statement on Form 8-A for the registration of PCS Group Rights, filed April 2, 2003 and incorporated herein by reference).


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


                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                              SPRINT CORPORATION

                              By: /s/ Michael T. Hyde
                                    Michael T. Hyde
                                    Assistant Secretary


Date:   April 2, 2003














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